UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2007

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Paul F. Walsh Equity Award Agreement Amendments

Effective as of February 26, 2007, the Company entered into a Retention Agreement (the "Retention Agreement") with Paul F. Walsh related to his service as our Chairman and Chief Executive Officer. The initial term of the Current Retention Agreement began as of February 26, 2007 and is scheduled to expire on the date (the "Initial Retirement Date") of the Company’s annual meeting of stockholders in May 2011 (or if there is no such meeting May 31, 2011), subject to additional one-year extensions unless either party gives the other six months advance notice that the term will not be extended. The terms and conditions of the Retention Agreement are more fully described in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on February 28, 2007.

The execution and delivery of the Retention Agreement did not affect the vesting schedules for or acceleration provisions applicable to Mr. Walsh’s existing options and other equity-based awards (the "Existing Awards"), other than with respect to certain restricted stock unit awards issued to Mr. Walsh in 2004 and 2005. Among other things, these Existing Awards provide that if Mr. Walsh "retires," the unvested portion of any Existing Awards that was scheduled to vest within two years of Mr. Walsh’s retirement would be accelerated to Mr. Walsh’s retirement date, with Mr. Walsh retaining the vested portion of the options included in his Existing Awards for two years following such date. The permitted retirement date under the Existing Awards was September 16, 2007 (the fifth anniversary of Mr. Walsh’s date of hire).

The existence of this retirement provision in his Existing Awards altered the manner in which the Company was required to recognize the cost of the services Mr. Walsh is rendering in exchange for the Existing Awards under SFAS No.123 (revised 2004), "Share Based Payment." Normally, the Company estimates the fair value of an equity award on its date of grant and amortizes that value (on a straight line basis) as an operating expense over the contractual vesting period of the award, typically three years. However, because the Existing Awards contain a provision enabling Mr. Walsh to unilaterally accelerate the vesting of those awards by retiring after September 16, 2007, the expense associated with these awards has to be amortized over this possibly shortened vesting period. For example, Two-thirds of the cost of Mr. Walsh’s 2007 option and restricted stock unit awards would be amortized between their February 16, 2007 date of grant and September 16, 2007 (The balance of this cost is amortized over the one year following the grant date of the awards).

Mr. Walsh has no present intention of retiring prior to the initial May 2011 retirement date envisioned by his current Retention Agreement and so he offered to amend (the "Amendment") the equity awards issued to him in 2006 and 2007 to eliminate the feature that would enable him to accelerate the vesting of those awards if he chose to retire after September 2007. This change will result in the Company amortizing the expense associated with these awards over their scheduled three year vesting period. The specific awards affected by this amendment are Mr. Walsh’s restricted stock unit agreements, dated May 18, 2006 (original grant 22,026 units), and February 13, 2007 (original grant 21,699 units) and his option agreement dated February 16, 2006 (177,000 shares @ $23.02 per share) and February 13, 2007 (202,998 shares @ $24.02 per share). The Amendment would also result in Mr. Walsh forfeiting more of these awards if he were to elect to retire prior to the end of their scheduled vesting periods.

A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

No., Description, Method of Filing

10.1, Amendment to Equity Award Agreements, dated as of March 9, 2007, by and between the Company and Paul F. Walsh.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

March 12, 2007	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to Equity Award Agreements, dated as of March 9, 2007, by and between the Company and Paul F. Walsh.